EXHIBIT 99.2

Lumera Reports Fourth Quarter and Full Year 2006 Results; Company Elects C. James Judson Chairman
BOTHELL, Wash.--(BUSINESS WIRE)--March 8, 2007--Lumera Corporation (NASDAQ: LMRA), a leader in the emerging field of nanotechnology, today reported financial results for the fourth quarter and full year 2006 and released information regarding its current product development progress.

Revenues totaled $1,158,000 for the three months ended December 31, 2006 compared with $240,000 for the same period in 2005, a 382 percent increase over the prior year. Revenues totaled $3,356,000 for the twelve months ended December 31, 2006 compared with $1,509,000 for the same period in 2005, a 122 percent increase over the prior year. Lumera's net loss totaled $12,118,000 or $0.70 per share for the twelve months ended December 31, 2006 compared with $10,453,000 or $0.63 per share for the same period in 2005.

"We are very pleased to report the doubling of our revenue year over year," said Lumera Chief Executive Officer Tom Mino. "We made important progress with the scientific research community as it relates to key Lumera products and we have a much stronger balance sheet resulting from our successful $17 million round of funding in November of last year."

Summary Discussion of Product Development

Lumera develops proprietary polymer materials which are used in bioscience products and in electro-optic devices further detailed in the market summaries below.

Bioscience

Lumera is developing label free high throughput methods targeted at the biological and medical research markets. During the quarter, the Company completed new design and operating specifications for the ProteomicProcessor(TM), a high throughput biochip analytical instrument, based on feedback from potential customers. The new design was showcased at PepTALK, an international protein conference held in San Diego in January. At a Lumera-hosted luncheon event, Dr. Josh LaBaer of the Harvard Proteomics Institute described his research using Lumera's ProteomicProcessor(TM). During the year, Lumera sold four beta instruments to universities and research institutes. These included Harvard Proteomics Institute, the Institute for Systems Biology, Baylor Research Institute, and the Medical School at the University of South Carolina.

Electro-Optics

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

In December, Lumera announced the successful third party test of its tri-band millimeter wave wireless bridge that is designed to enable government and commercial entities to transmit very large amounts of data via a variety of high speed telecommunications networks.

The successful test of its multi-frequency band prototype, which is designed to transmit data at spectrum frequencies of 35, 94, and 140 GHz, demonstrated data rates from 2.5 Gbps to 10 Gbps. Lumera anticipates that the system will have the capacity to operate at a range of up to three miles per data link. In addition to high data rate transmission, the multi-band system offers adaptive frequency switching to provide link resilience by responding to changes in atmospheric conditions. Potential applications for the wireless bridge include enterprise campus connectivity, local area network (LAN) extension, metropolitan area network (MAN), redundant access (network diversity), storage access (SAN), distribution of high definition video, and teleradiology. Target customers are organizations with vast amounts of data to transmit, such as large commercial enterprises and universities. Government agencies have also expressed an interest in such a high-data-rate wireless bridge for use in disaster recovery applications. Lumera's wireless bridge offers high data transmission rates at low cost while avoiding the expense of digging and laying optical fiber, in an integrated system solution.

During the quarter, the company also supplied sample quantities of 40 and 95GHz modulators to potential customers for evaluation.

Summary Financial Discussion

Revenues totaled $1,158,000 for the three months ended December 31, 2006 compared with $240,000 for the same period in 2005, a 382 percent increase over the prior year. Government contract revenue totaled $1,118,000 for the current quarter, an increase of $898,000 from $220,000 in 2005 primarily due to billings under our contract with the Defense Advanced Research Projects Agency (DARPA) which began in July 2006. Product revenues totaled $40,000 for the quarter, reflecting sales of electro-optic modulators and materials.

Revenues totaled $3,356,000 for the twelve months ended December 31, 2006 compared with $1,509,000 for the same period in 2005, a 122 percent increase over the prior year. Government contract revenue totaled $3,155,000 in 2006, an increase of $1,722,000 from $1,433,000 in 2005 primarily due to billings under our DARPA contract which began in July 2006. Product revenues totaled $201,000 in 2006, an increase of $125,000 from $76,000 in 2005, primarily due to the sale of two beta-version ProteomicProcessors(TM) and biochips for customer trials and sales of electro-optic modulators and materials.

Operating expenses for the twelve months ended December 31, 2006 increased $2,709,000 to $14,404,000 compared to $11,695,000 for the same period in 2005. Research and Development Expense, which totaled $6,734,000 for the twelve months ended December 31, 2006 increased by $194,000, or 3 percent, from the same period in 2005. Marketing, general and administrative expense, which totaled $7,670,000 for the twelve months ended December 31, 2006 increased by $2,515,000, or 49 percent, from the same period in 2005 due primarily to additional cash compensation costs associated with additional sales and marketing and administrative personnel and non-cash expenses associated with share-based payments, travel and facilities related costs.

Lumera adopted Financial Accounting Standards Board ("FASB") Statement No. 123(R), Share-Based Payment, ("FAS 123R") effective January 1, 2006. During the twelve months ended December 31, 2006 we recorded non-cash share-based compensation expense of $367,000 to R&D expense and $1,408,000 to G&A expense, respectively.

Lumera's net loss totaled $12,118,000 or $0.70 per share for the twelve months ended December 31, 2006 compared with $10,453,000 or $0.63 per share for the same period in 2005.

Lumera used $9.6 million in cash to fund operations and working capital requirements during 2006, ending the year with $26.3 million in cash and investment securities. We used approximately $1.4 million more cash to fund 2006 operating activities than in 2005, primarily due to higher cash operating expenses and working capital requirements. We used approximately $2.4 million to expand and equip our laboratory and administrative offices during 2006 compared with $526,000 in 2005. In November 2006 we completed a private offering of our common stock, raising $15.7 million after expenses and increasing our total shares outstanding to 20.1 million. During the fourth quarter we also received approximately $1.2 million in net proceeds from the exercise of stock options.

Our current level of cash expenditure is not indicative of cash requirements for future periods, which we expect to increase as we develop new opportunities. We invest cash not needed to fund near term operations in highly liquid investments with varying stated maturities, all of which are available for sale.

Other News

The company also announced that C. James Judson, a Director since 2004, had been named Chairman. Mr. Ratliffe will remain as a Director. Mr. Judson has been a business law partner at Davis Wright Tremaine in Seattle since 1975. Mr. Judson has a B.A. from Stanford University in Economics and an L.L.B. from Stanford Law School. "We thank Bob for his contribution to Lumera as Chairman and look forward to his continued guidance as a Director," said Mino. "Jim Judson has been an insightful voice on the Board and I'm personally happy that he has agreed to be Chairman."

The company also reported that the record date for the annual shareholder meeting is April 6, 2007. The annual shareholder meeting will be held on June 1, 2007 at 9:30 a.m. at the Country Inn and Suites, 19333 North Creek Parkway, Bothell WA 98011.

Conference Call

Lumera will host a conference call to discuss its third quarter of 2006 financial results on Thursday, March 8 at 4:30 p.m. EST. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 866-825-1709 ten minutes prior to the start of the conference. International participants can dial 617-213-8060. The conference passcode number is 39340297. A telephone replay of the call will be available through March 15, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 49339768. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera Corporation
Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
Assets	2006	2005

Current assets
Cash and cash equivalents	$10,521	$4,885
Investment securities, available-for-sale	15,788	16,871
Accounts Receivable, net of allowance	380	-
Costs and estimated earnings in excess of billings on uncompleted contracts	338	77
Other current assets	600	551

Total current assets	27,627	22,384

Property and equipment, net	2,759	1,276
Restricted Investments	700	-
Other Assets	46	46

Total assets	$31,132	$23,706

Liabilities and Shareholders' equity

Current liabilities
Accounts payable	$850	$493
Accrued liabilities	893	1,059
Other current liabilities	89	-

Total current liabilities	1,832	1,552

Deferred rent, net of current portion	407	-

Total current liabilities	2,239	1,552

Commitments and contingencies

Shareholders' equity
Common stock at par value	20	17
Additional paid-in capital	89,690	71,070
Deferred stock-based compensation	-	(215)
Accumulated other comprehensive loss	1	(18)
Accumulated deficit	(60,818)	(48,700)

Total shareholders' equity	28,893	22,154

Total liabilities and shareholders' equity	$31,132	$23,706

Lumera Corporation
Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2006	2005	2006	2005

Revenue	$1,158	$240	$3,356	$1,509
Cost of revenue	641	147	1,911	922

Gross profit	517	93	1,445	587

Research and development expense	2,111	1,656	6,734	6,540

Marketing, general and administrative expense	1,788	1,228	7,670	5,155

Total operating expenses	3,899	2,884	14,404	11,695

Loss from operations	(3,382)	(2,791)	(12,959)	(11,108)
Interest income	256	176	841	655

Net loss from operations	$(3,126)	$(2,615)	$(12,118)	$(10,453)

Net loss per share-basic and diluted	$(0.17)	$(0.16)	$(0.70)	$(0.63)

Weighted-average shares outstanding -
basic and diluted	18,677,271	16,680,862	17,256,07	16,607,653

CONTACT:	Investor Relations: Lumera Corporation Helene F. Jaillet, 425-398-6546 or Media: The Summit Group Communications Todd Wolfenbarger, 801-595-1155 cell: 801-244-9600

SOURCE: Lumera Corporation